Electro Rent Corporation                FOR IMMEDIATE RELEASE

Investor Contact:                       Company Contact:
  Neil Berkman                           Daniel Greenberg
  Berkman Associates                     Chairman & CEO
  (310) 277-5162                         Electro Rent Corporation
  info@BerkmanAssociates.com             (818) 786-2525

       Electro Rent Corporation Reports Higher Revenue and
    Net Income for Fiscal 2005 First Quarter Versus Prior Year

  VAN NUYS, CALIFORNIA, September 16, 2004 - Electro Rent
Corporation (NASDAQ:ELRC) today announced higher revenue and net income for the first quarter of fiscal 2005 compared to the same period of the prior year.  "Net income continued to improve, extending the upward trend that began a year ago.  The quarter also marked the first positive revenue comparison in several years.  Our first quarter performance provides significant
evidence that opportunities for Electro Rent that were only on the horizon last year are now taking root in the marketplace,"
said Chairman and Chief Executive Officer Daniel Greenberg.

First Quarter Results
  For the three months ended August 31, 2004, revenue increased
13% to $25.6 million from $22.7 million for the first quarter of fiscal 2004.  Net income increased to $5.6 million, or $0.22 per diluted share, which included $1.8 million (pre-tax) related to funds received from a class action lawsuit.  This compares to net income for the same period last year of $2.1 million, or $0.09 per diluted share.

Operations Review
  "We are seeing strength across the entire spectrum of our test and measurement business, especially in wireless communications, aerospace/defense and manufacturing.  Rental and lease demand and rates in our data products business also improved modestly in the first quarter," Greenberg said.
  Greenberg noted that SG&A expenses declined by $439,000, or
5.6%, during the first quarter despite the increase in revenue.
"The many steps we took during the difficult past few years to reduce our costs and increase our operating efficiencies, as well as to enhance customer service and prepare for new market
opportunities, have come together to serve us in good stead.  We believe that we can now significantly increase our volume this year while holding the line on expenses," he said.
  "With the improvement in the business climate creating new opportunities for us to profitably deploy our assets, new
equipment purchases have increased in recent months and we

                              (more)

Electro Rent Corporation Reports Higher Revenue and Net Income
for Fiscal 2005 First Quarter Versus Prior Year
September 16, 2004
Page Two

currently are investing rather than accumulating cash," Greenberg noted.  Purchases of new equipment for this year's first quarter increased to $21.8 million, compared to $10.3 million for the first quarter of fiscal 2004, while cash and marketable
securities declined to $76.1 million from $82.2 million at May
31, 2004.  The book value of Electro Rent's equipment pool rose to $107.0 million at August 31, 2004 compared to $96.3 million at
May 31, 2004 and $86.3 million at August 31, 2003.
  Electro Rent has no debt, and shareholders' equity at August
31, 2004 was $174.3 million.

About Electro Rent
  Electro Rent Corporation (www.ElectroRent.com) is one of the
largest nationwide organizations devoted to the short-term rental and leasing of personal computers, servers and general purpose electronic test equipment.

"Safe Harbor" Statement:
  Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.
These forward-looking statements reflect our management's current views with respect to future events and financial performance;
however, you should not put undue reliance on these statements.
When used, the words "anticipates," "believes," "expects,"
"intends," "future," and other similar expressions identify
forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  We believe our
management's assumptions are reasonable, nonetheless, it is
likely that at least some of these assumptions will not come true.  Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form
10-K and 10-Q and our other filings with
the Securities and Exchange Commission.  Should one or more of the risks discussed , or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated,
estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  We undertake no obligation to update or revise any forward-looking statements.

                       (tables attached)                   #3675

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Electro Rent Corporation
Condensed Consolidated Statements of Income
(Unaudited) (000 omitted except per share data)

                                               Three Months Ended
                                                    August 31,
                                                 2004      2003
Revenues:
  Rentals and leases                           $19,608   $16,681
  Sales of equipment and other revenues          6,011     6,016
     Total revenues                             25,619    22,697

Costs and expenses:
  Depreciation of equipment                      8,025     8,061
  Costs of revenues other than depreciation      3,160     3,765
  Selling, general & administrative expenses     7,385     7,824
     Total operating expenses                   18,570    19,650

Operating profit                                 7,049     3,047

Interest and investment income, net                258       421
Income from litigation settlement                1,758        --
     Income before income taxes                  9,065     3,468

Income taxes                                     3,438     1,342
     Net income                                $ 5,627   $ 2,126

Earnings per share
  Basic                                        $  0.23   $  0.09
  Diluted                                      $  0.22   $  0.09

Average shares used in per share calculation
  Basic                                         24,900    24,823
  Diluted                                       25,102    24,864

Electro Rent Corporation
Condensed Consolidated Balance Sheets
(unaudited) (000 omitted)

                                         Aug. 31,      May 31,
                                          2004          2004
Assets

  Cash and cash equivalents             $ 17,526      $ 29,692
  Marketable securities                   58,550        52,475
  Accounts receivable, net                 9,950         8,095
  Rental and lease equipment, net        107,033        96,346
  Other property, net                     15,884        16,084
  Other                                    3,624         3,675
     Total assets                       $212,567      $206,367

Liabilities and Shareholders' Equity

Liabilities:
  Accounts payable                      $ 16,107      $ 16,560
  Accrued expenses                        11,674        11,000
  Deferred revenue                         2,685         2,197
  Deferred income taxes                    7,822         7,994
     Total liabilities                    38,288        37,751

Shareholders' equity
   Common stock                           19,538        19,502
   Retained earnings                     154,741       149,114
     Total shareholders' equity          174,279       168,616

     Total liabilities
      & shareholders' equity            $212,567      $206,367